EX-99.e.1.ii

AMENDMENT NO. 1 TO
SCHEDULE I
TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AS OF JANUARY 31, 2017

This Schedule to the Amended and Restated Distribution Agreement between Delaware Group Government Fund and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
Delaware Strategic
Income Fund (formerly,
Delaware Core Plus Bond
Fund)	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class	N/A		April 19, 2001
Delaware Emerging	Class A	.25%
Markets Debt Fund				September 30, 2013
	Class C	1.00%	.25%	September 30, 2013
	Class R	.50%		September 30, 2013
	Institutional Class	N/A		September 30, 2013

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ BRETT D. WRIGHT
Name:	Brett D. Wright
Title:	President

DELAWARE GROUP GOVERNMENT FUND
on behalf of the Series listed on Schedule I

By:	/s/ SHAWN K. LYTLE
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer